Filed Pursuant to Rule 424(b)(3)
Registration No. 333-164703

KBS REAL ESTATE INVESTMENT TRUST III, INC.

SUPPLEMENT NO. 5 DATED MARCH 24, 2011

TO THE PROSPECTUS DATED OCTOBER 26, 2010

This document supplements, and should be read in conjunction with, the prospectus of KBS Real Estate Investment Trust III, Inc. dated October 26, 2010, as supplemented by supplement no. 1 dated November 23, 2010, supplement no. 2 dated December 6, 2010, supplement no. 3 dated January 25, 2011 and supplement no. 4 dated March 14, 2011. As used herein, the terms “we,” “our” and “us” refer to KBS Real Estate Investment Trust III, Inc. and, as required by context, KBS Limited Partnership III, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the status of the offering.

Status of the Offering

We commenced this offering of 280,000,000 shares of common stock on October 26, 2010. As of March 24, 2011, we had received gross offering proceeds of approximately $2.7 million, which is sufficient to satisfy the minimum offering amounts in all states where we are conducting this offering except Pennsylvania and Tennessee. Accordingly, we have broken escrow with respect to subscriptions received from all states where we are conducting this offering except Pennsylvania and Tennessee, which have minimum offering amounts of $100.0 million and $10.0 million, respectively.

Except with respect to subscriptions from Pennsylvania and Tennessee, subscribers should make their checks payable to “KBS Real Estate Investment Trust III, Inc.” Until we have raised $100.0 million and $10.0 million, respectively, from persons not affiliated with us or our advisor, Pennsylvania and Tennessee investors should continue to make their checks payable to “UMB Bank, N.A., as Escrow Agent for KBS Real Estate Investment Trust III, Inc.”

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